UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2020

ALCOA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

In December 2019, Alcoa of Australia Limited (“AofA”), a consolidated subsidiary of Alcoa Corporation (the “Company”), which is part of the Company’s Alcoa World Alumina and Chemicals (“AWAC”) joint venture with Alumina Limited, received a statement of audit position (“SOAP”) from the Australian Taxation Office (“ATO”) related to the pricing of certain historical third-party alumina sales. The SOAP proposed adjustments that would result in additional income tax payable by AofA of approximately $146 million (A$212 million), exclusive of interest and penalties. (References to any U.S. dollar amounts presented in connection with this matter have been converted into U.S. dollars from Australian dollars for the convenience of the reader based on an exchange rate of 0.69 USD/AUD in effect as of June 30, 2020.)

The Company previously disclosed this matter in its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

AofA requested an internal review within the ATO as part of the initial dispute resolution process. Subsequent to that internal review, the ATO determined to continue with its proposed adjustments, and issued Notices of Assessment (the “Notices”) that were received by AofA on July 7, 2020. The Notices assert claims for income tax payable by AofA of approximately $147 million (A$214 million), which is $1 million (A$2 million) higher than the amount previously reported by the Company. The Notices also include claims for compounded interest on the tax amount totaling approximately $488 million (A$707 million). The ATO is also expected to assess administrative penalties and has informed AofA that its proposed position will be communicated after August 1, 2020. The ATO has not indicated the amount of administrative penalties it proposes to apply in this matter, and AofA is not in a position to estimate the amount, if any, at this time. AofA expects to have an opportunity to respond to the ATO’s proposed position on penalties, as well as to request reductions on the interest assessment.

The Company does not agree with the ATO’s position, and AofA will continue to defend this matter and pursue all available dispute resolution methods, up to and including the filing of proceedings in the Australian Courts, a process which could last several years and could involve significant expenses. The Company maintains that the sales subject to the ATO’s review were the result of arm’s length transactions by AofA over two decades and were made at arm’s length prices consistent with the prices paid by other third-party alumina customers.

In accordance with the ATO’s dispute resolution practices, AofA will pay 50 percent of the assessed income tax amount exclusive of interest and any penalties, or approximately $74 million (A$107 million), in the third quarter 2020 and the ATO is not expected to seek further payment prior to final resolution of the matter. If AofA is ultimately successful, any amounts paid to the ATO as part of the 50 percent payment would be refunded. AofA expects to fund the payment with cash on hand and will record the payment as a prepaid tax asset. Further interest on the unpaid amounts will continue to accrue during the dispute. The initial interest assessment and the additional interest accrued are deductible by AofA but would be taxable in the year the dispute is resolved if AofA is ultimately successful.

The Company continues to believe it is more likely than not that AofA’s tax position will be sustained and therefore is not recognizing any tax expense in relation to this matter. However, because the ultimate resolution of this matter is uncertain at this time, the Company cannot predict the potential loss or range of loss associated with the outcome, which may materially affect its results of operations and financial condition.

Over the last decade, AofA has paid approximately $2.4 billion (A$3.1 billion) in income taxes in Australia with an effective tax rate of approximately 30 percent over this period.

AofA is part of the Company’s AWAC joint venture with Alumina Limited, an Australian public company listed on the Australian Securities Exchange. The Company and Alumina Limited own 60% and 40%, respectively, of the joint venture entities, including AofA. As such, the Company’s share of the 50 percent payment approximates $44 million (A$64 million). If AofA is unsuccessful, the Company’s share of the tax assessment and initial compounded interest would be approximately $88 million (A$128 million) and $293 million (A$424 million), respectively, before further interest accruals during the dispute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

Date: July 7, 2020	By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary